                                ESCROW AGREEMENT

        THIS ESCROW AGREEMENT (the "Agreement") is made and entered into by and between Grand Bank & Trust of Florida, having a business office at 2055 Palm
Beach Lakes Blvd West Palm Beach, FL  33409, (the "Escrow Agent") and
AMALGAMATED RESOURCES TECHNOLOGIES, INC. having a business address at 292 South
County Road, Suite 109, Palm Beach, Florida 33480 (the "Company").

                                    PREAMBLE:

        WHEREAS, the Company intends to sell with the possible assistance of certain selected dealers, on a "best efforts" basis, a minimum of 10,000 Shares and up to a maximum of 1,400,000 Shares of the Company's common stock at a price of $2.50 per share. The Shares will be offered on a self-underwritten basis for a period of 12 months commencing on the effective date of the registration statement filed on Form SB-2.

        WHEREAS, the Company desires to make arrangements to escrow the funds tendered by investors for the purchase of Shares in accordance with its agreement with said investors in compliance with the requirements of Rule
15(c)(2)(4) promulgated under authority of the Securities Exchange Act of 1934, as amended; and

        WHEREAS, the Escrow Agent has consented to hold all funds tendered by investors for the purchase of Shares it receives pursuant to the terms and provisions hereof:

        NOW, THEREFORE, the Escrow Agent and the Company agree as follows:

        1. From time to time, the Company will deliver checks payable to the
Escrow Agent which will receive and hold funds tendered by investors for the purchase of Shares. The Escrow Agent shall acknowledge the receipt of the deposit to the individual investor, upon written request from said investor.

        2. The Escrow Agent shall disburse the investors' funds escrowed hereunder in accordance with the following:

             A. If all the Shares have been sold on or before 30 days after the effective date of the registration statement on Form SB-2 (promulgated under authority of the Securities Act of 1933, as amended) filed by the Company with the Washington, D.C. Office of the Securities and Exchange Commission (the
"Effective Date"), then the Escrow Agent shall tender the aggregate proceeds in accordance with the written instructions of the Company. For purposes hereof, the minimum amount of Shares will be deemed to have been sold upon the delivery to Escrow Agent, pursuant to paragraph 1 above, of no less than an aggregate of
$25,000 in cleared funds which are then on deposit with and retained by the
Escrow Agent, representing sale of the minimum Shares. In such case, the funds shall be disbursed as directed in writing by the Company. Thereafter, all investment funds up to the maximum offering may go directly to the Company.

                                      - 1 -

             B. If Investors' funds have not been previously disbursed in accordance with the provisions of paragraph 2.A. above, the same shall be returned to investors within 10 days after the "Termination of Offering."
For the purposes hereof, the term "Termination of Offering" shall mean 365 days from the Effective Date of the Offering by a duly authorized Company
Representative to the Escrow Agent. In order to be effective, the "written notice" described in this paragraph 2.B. must be received by Escrow Agent no later than the close of business on the 365th day following the
Effective Date.

        3. The Escrow Agent shall retain the escrowed funds in a non-interest bearing deposit account in its institution and the Company shall be solely liable for any charges incurred in conjunction with maintenance or liquidation of this account.

        4. All funds deposited with the Escrow Agent shall be accepted subject to final payment. The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in its sole discretion, believes to be genuine or which is purported by the transmitting or signing party to be genuine, and the Escrow Agent shall be entitled to consider any statements or assertions contained in such writing or instrument to be accurate, genuine and authorized and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable to the parties hereto or to any other individual or entity, in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any written instructions delivered to it, nor as to the identity, authority or rights of any person executing the same. The duties of the Escrow Agent shall be limited to the safekeeping of the deposits and to disbursements of same in accordance with the written instructions described above. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no implied duties or obligations shall be read into this Escrow Agreement as against the Escrow Agent. Upon the
Escrow Agent's disbursing the deposit of an investor in accordance with the provisions hereof, the escrow shall terminate with regard to said investor's funds and the Escrow Agent shall thereafter be relieved of all liability thereunder in connection therewith.

        5. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall otherwise not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. The Escrow Agent shall be indemnified as provided in the Indemnification Agreement annexed hereto.

        6. In the event of disagreement about the interpretation of this Escrow
Agreement, or about the rights and obligations or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, at its sole discretion, file an action in interpleader to resolve the said disagreement. The
Escrow Agent shall be indemnified as provided in the Indemnification Agreement annexed hereto.

        7. The Escrow Agent may resign at any time for any reason upon the giving of 30 days written notice to the Company. If a notice of appointment of a lawful successor Escrow Agent is not delivered to Escrow Agent within 30 days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a lawful successor Escrow Agent and the Escrow
Agent herein shall be fully relieved of all liability under this Escrow
Agreement to any and all parties, upon the transfer of and accounting for the escrow deposits to the successor Escrow Agent either designated by the Company or appointed by the court.

                                      - 2 -

        8. This Agreement shall be construed and enforced according to the laws of the State of Florida.

        9. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and shall be binding upon the parties and their respective successors and assigns.

        10. All notices or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when mailed by certified or registered mail, postage prepaid, return receipt requested, to the Parties at their addresses first above indicated, or any other address of which prior written notice has been given, to the attention of _________________, in the case of the Escrow Agent, and with a copy to
Richard P. Greene, P.A., Attention: Richard P. Greene, Esq., 2455 East Sunrise
Boulevard, Suite 905, Fort Lauderdale, Florida 33304, in the case of the
Company.

           IN WITNESS WHEREOF, the parties have executed this Agreement on this
____ day of ________, 2003.

Signed, sealed and delivered                          ESCROW AGENT:
in the presence of:                                   Grand Bank & Trust of Florida
---------------
                                                 By:  ________________________
_______________                                       ______________, President

                                                      COMPANY:
                                                      AMALGAMATED RESOURCES TECHNOLOGIES INC.

_______________                                 By:   ____________________
                                                        Amal Rampadaruth, President
---------------

                                     - 3 -

                            INDEMNIFICATION AGREEMENT

        THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made and entered into by and between Grand Bank & Trust of Florida, having a business office at
2055 Palm Beach Lakes Blvd West Palm Beach, FL 33409 (the "Escrow Agent") and
SPACE TELECOM, INC., a Florida corporation having its principal place of business at 292 South County Road, Suite 109, Palm Beach, Florida 33480 (the
"Company").

                                    PREAMBLE:

        WHEREAS, the Escrow Agent has agreed to escrow the funds tendered by investors for purchase of units of the Company's securities, pursuant to an agreement (the "Escrow Agreement") between the Escrow Agent and Space Telecom,
Inc.; and

        WHEREAS, the Escrow Agent has, as a condition to its entry into the
Escrow Agreement, required the Company to enter into this Agreement:

        NOW, THEREFORE, in consideration for the Escrow Agents execution of the
Escrow Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company, intending to be legally bound, hereby agrees as follows:

                                     TERMS:

        1. The Company agrees to indemnify and hold harmless the Escrow Agent from any claims, demands, causes of action, liabilities, damages or judgments, including the cost of defending any action against it, together with any reasonable attorneys' fees of any nature (including attorneys' fees incurred on appeal) incurred therewith in connection with, arising out of, or related in any way to, the Escrow Agent's undertakings pursuant to the terms and conditions of the Escrow Agreement, unless such act or omission is a result of the willful misconduct including, without limitation, claims and liabilities based on alleged violations by the Escrow Agent of any applicable securities laws or gross negligence of the Escrow Agent.

        2. The Escrow Agent shall be indemnified by the Company for all costs, including reasonable attorneys' fees of any nature (including attorneys' fees incurred on appeal), in connection with an action in interpleader filed by the
Escrow Agent to resolve any disagreement about the interpretation of the Escrow
Agreement, or about the rights and obligations or the propriety of any action contemplated by the Escrow Agent under the Escrow Agreement.

        3. This Agreement shall be construed and enforced according to the laws of the State of Florida.

        4. This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof and shall be binding upon the Parties and their respective successors ad assigns.

                                     - 1 -

        5. All notices or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when mailed by certified or registered mail, postage prepaid, return receipt requested, to the Parties at their addresses first above indicated, or any other address of which prior written notice has been given, to the attention of _________________, in the case of the Escrow Agent, and with a copy to
Richard P. Greene, P.A., Richard P. Greene, Esquire, 2455 East Sunrise
Boulevard, Suite 905, Fort Lauderdale, Florida 33304, in the case of the
Company.

          IN WITNESS WHEREOF, the parties have executed this Agreement on this
___ day of ______________, 2003.

Signed, sealed and delivered                          ESCROW AGENT:
in the presence of:                                   Grand Bank & Trust of Florida
---------------

_______________                                  By:  __________________________
                                                      ______________,  President

                                                      COMPANY:
                                                      AMALGAMATED RESOURCES TECHNOLOGIES INC.

_______________                                  By:  __________________________
                                                      Amal Rampadaruth, President
---------------